Exhibit 99.1

uniQure Announces Second Quarter 2020 Financial Results

and Highlights Recent Company Progress

~ Entered into Exclusive Global License Agreement with CSL Behring for Development and Commercialization of uniQure’s Gene Therapy Candidate for Hemophilia B ~

~ Completed First Patient Dosing in Phase I/II Clinical Trial of AMT-130 in Huntington’s Disease ~

Lexington, MA and Amsterdam, the Netherlands, July 30, 2020 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today reported its financial results for the second quarter of 2020 and highlighted recent progress across its business.

“The first half of 2020 has been extremely productive for uniQure with significant achievements across our clinical-stage programs,” stated Matt Kapusta, chief executive officer at uniQure. “The initiation of patient dosing in our Phase I/II study of AMT-130 marked the first AAV gene therapy for patients with Huntington’s disease to enter the clinic, and we remain highly focused on advancing development of this important program. We also completed the dosing phase of our HOPE-B pivotal study for etranacogene dezaparvovec in patients with hemophilia B and remain on track to present topline data on all patients by the end of 2020 and submit a BLA in 2021.”

“Importantly, in June we announced a landmark global license agreement with CSL Behring to develop and commercialize our hemophilia B gene therapy candidate, with uniQure eligible following regulatory approval to receive more than $2 billion of economics, including upfront cash, milestone, and royalty payments,” he added. “The collaboration ideally positions us to deliver our highly innovative gene therapy to the largest number of hemophilia B patients as quickly as possible, and we expect it will provide an exceptionally strong balance sheet to aggressively expand our pipeline, invest in technology innovation and further scale our manufacturing capabilities.”

Recent Company Progress

•	Advancing late-stage development of etranacogene dezaparvovec (AMT-061) for the treatment of hemophilia B

•	In June 2020, the Company and CSL Behring entered into a licensing agreement providing CSL Behring with exclusive global rights to etranacogene dezaparvovec, the Company’s investigational gene therapy for patients with hemophilia B. Under the terms of the agreement, which is subject first to regulatory review in the United States, Australia and the United Kingdom, the Company will receive a $450 million upfront cash payment and be eligible to receive up to $1.6 billion in payments based on regulatory and commercial milestones. the Company will also be eligible to receive tiered double-digit royalties in a range of up to a low-twenties percentage of net product sales arising from the collaboration. The agreement is one of the largest gene therapy deals announced to date and leverages CSL Behring’s global hematology capabilities and infrastructure to benefit hemophilia B patients around the world.

•	The Company continues to conduct the HOPE-B pivotal trial of etranacogene dezaparvovec and remains on track to provide 26-weeks of Factor IX data for all 54 patients before the end of this year.

•	Manufacturing process validation for etranacogene dezaparvovec continues in anticipation of the submission of a biologics license application in the United States and a marketing authorization application in the European Union, which the Company expects will be submitted in 2021.

•	Advancing AMT-130 into clinical development for the treatment of Huntington’s disease

•	In June 2020, the first two patients were enrolled in the Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease. The Phase I/II study is a double-blinded, randomized clinical trial being conducted in the United States.

•	The next two patients are expected to be enrolled in the fourth quarter of 2020, following a 90-day safety evaluation by the clinical trial’s Data Safety Monitoring Board.

•	Advancing research pipeline of gene therapy candidates toward the clinic

•	The Company expects to initiate IND-enabling studies for its Spinocerebellar Ataxia Type 3 (SCA3) program in the third quarter of 2020, which is expected to support the submission of an IND application planned for 2021. SCA3 patients experience brain degeneration that results in movement disorders, rigidity, muscular atrophy and paralysis. There is currently no treatment available that slows the progressive course of this lethal disease. AMT-150 is a one-time administered AAV gene therapy incorporating the Company’s proprietary miQURE™ silencing technology, similar to the technology used in the Company’s AMT-130 program for the treatment for Huntington’s disease, and is designed to halt ataxia in early manifest SCA3 patients.

•	In May 2020, the Company had a significant presence at the American Society of Gene and Cell Therapy (ASGCT) Virtual 2020 Annual Meeting, with 22 data presentations: five virtual oral presentations and 17 poster presentations.

•	The Company presented in vivo preclinical data on AMT-150 for the treatment of SCA3 in six, non-human primates (NHP) that received a one-time injection of AMT-150 via the cisterna magna. The goal of the study was to assess expression and distribution with samples taken after eight weeks showing widespread transduction of the brain and spinal cord.

•	The Company also presented additional preclinical studies evaluating AMT-150 in SCA3 mouse models and human induced pluripotent stem cell (iPSC)-derived neurons and astrocytes which represent the most disease-relevant cell type for therapeutic targeting of AMT-150. The goal of these studies was to evaluate potential off-target effects of the AAV5-miATXN3. A clear dose-dependent expression of miATXN3 was observed in the iPSC-derived neurons and astrocytes. Mature miATXN3 molecules were also associated with extracellular vesicles that strongly correlated with the dose and miATXN3 expression, suggesting the potential therapeutic spread of the engineered miATXN3. Additionally, AMT-150 demonstrated ATXN3 knockdown in human neurons and various SCA3 mouse models with subsequent neuropathology improvement.

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•	On June 24, 2020, the Company held a conference call in which it announced its plans to aggressively advance and expand its pipeline by accelerating internal research with a focus on CNS disorders and other rare, liver-directed disorders, as well as by evaluating business development opportunities. Additionally, the Company announced plans to invest in technology innovation and continue to further scale manufacturing capabilities.

•	Appointment of experienced R&D expert to the board

•	In June 2020, Leonard E. Post, Ph.D. was appointed to the Company’s Board of Directors and will serve as Chair of the Company’s Research & Development Committee. Dr. Post has more than 35 years of research and development leadership, serving currently as Chief Scientific Officer of Vivace Therapeutics and its sister company, Virtuoso Therapeutics, both of which are developing oncology therapeutics. From 2010 until 2016, Dr. Post served in various positions at BioMarin (NASDAQ: BMRN), including Chief Scientific Officer, during which time he oversaw the initiation of BioMarin's first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners.

•	Strong cash position to advance the Company’s programs

•	As of June 30, 2020, the Company’s cash position was $314.3 million, which is expected to fund the Company operations into 2022. This does not include any financial impact associated with the pending collaboration and license agreement with CSL Behring. Assuming the receipt from CSL Behring of the $450 million payment due at the closing, the Company expects cash and cash equivalents will be sufficient to fund operations into the second half of 2024.

Upcoming Investor Events (each to be conducted virtually)

•	Citi’s 15th Annual BioPharma Virtual Conference, September 9-10, 2020

•	Wells Fargo Global Healthcare Conference, September 9-10, 2020

•	H.C. Wainwright 22nd Annual Global Investment Conference, September 14-15, 2020

•	Cantor Fitzgerald Virtual Global Healthcare Conference, September 15-17, 2020

•	SVB Leerink CybeRx Series: Rare & Genetics, October 1, 2020

•	Jefferies Virtual Gene Therapy/Editing Summit, October 1-2, 2020

•	Chardan’s Virtual 4th Annual Genetic Medicines Conference, October 5-6, 2020

Financial Highlights

Cash Position: As of June 30, 2020, the Company held cash and cash equivalents of $314.3 million, compared to $342.0 million as of March 31, 2020.

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Revenues: Revenue for the three months ended June 30, 2020 was $1.5 million, compared to $2.5 million during the same period in 2019.

R&D Expenses: Research and development expenses were $28.4 million for the three months ended June 30, 2020, compared to $24.2 million during the same period in 2019. The change was primarily related to increased activities associated with our ongoing clinical studies of etranacogene dezaparvovec and AMT-130, increased share-based compensation, the recruitment of personnel to support the development of our product candidates and increased investments in our facilities.

SG&A Expenses: Selling, general and administrative expenses were $11.5 million for the three months ended June 30, 2020, compared to $7.9 million during the same period in 2019. The change was primarily related to increases in personnel and consulting expenses, professional fees, and share-based compensation expenses.

Other non-operating items, net: Other expense was $4.3 million for the three months ended June 30, 2020, compared to other expense of $2.1 million during the same period in 2019.

Net Loss: The net loss for the three months ended June 30, 2020 was $42.6 million, or $0.96 loss per share, compared to $31.4 million, or $0.83 loss per share during the same period in 2019.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, Huntington's disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

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uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions. Forward-looking statements are based on management's beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, uniQure’s expectations about its cash runway, certain statements concerning the transaction between CSL Behring and uniQure, including whether the parties will successfully complete the review under applicable antitrust laws or otherwise close the transaction, whether uniQure will receive more than $2 billion of economics, including upfront cash, milestone, and royalty payments, whether uniQure will expand its pipeline, invest in technology innovation or further scale its manufacturing capabilities, whether uniQure will submit a biologics license application in the United States or a marketing authorization application in the European Union for etranacogene dezaparvovec in 2021 or ever, whether uniQure will present topline data on all patients in its Phase III clinical trial of etranacogene dezaparvovec by the end of 2020 or ever, whether the next two patients will be enrolled in uniQure’s Phase I/II clinical trial of AMT-130 for the treatment of Huntington’s disease in the fourth quarter of 2020 or ever, whether uniQure initiates IND-enabling studies for its Spinocerebellar Ataxia Type 3 (SCA3) program in the third quarter of 2020 or ever, and whether uniQure submits an IND application for SCA3 in 2021 or ever. uniQure’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with the impact of the ongoing COVID-19 pandemic on our Company and the wider economy and health care system, our Commercialization and License Agreement with CSL Behring, the regulatory approval of that transaction, our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading "Risk Factors" in uniQure’s periodic securities filings, including its Annual Report on Form 10-K filed March 2, 2020 and Quarterly Report on Form 10-Q filed on April 29, 2020. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and uniQure assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Chiara Russo	Tom Malone
Direct: 339-970-7536	Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: 617-306-9137	Mobile:339-223-8541
m.cantor@uniQure.com	c.russo@uniQure.com	t.malone@uniQure.com

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uniQure N.V.

## UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

| | Three months ended June 30, | |
|---|---|---|
| | 2020 | 2019 |
| | (in thousands, except share and per share amounts) | |
| **Total revenues** | **$ 1,535** | **$ 2,474** |
| **Operating expenses:** | | |
| Research and development expenses | (28,401) | (24,154) |
| Selling, general and administrative expenses | (11,511) | (7,870) |
| **Total operating expenses** | **(39,912)** | **(32,024)** |
| Other income | 669 | 566 |
| Other expense | (500) | (347) |
| **Loss from operations** | **(38,208)** | **(29,331)** |
| Non operating items, net | (4,343) | (2,068) |
| **Net loss** | **$ (42,551)** | **$ (31,399)** |
| | | |
| Basic and diluted net loss per ordinary share | $ (0.96) | $ (0.83) |
| Weighted average shares used in computing basic and diluted net loss per ordinary share | 44,387,463 | 37,824,928 |

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